Exhibit 99. (14)(b)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

The Target Portfolio Trust:

We consent to the use of our report dated September 19, 2014, with respect to the Target Small Capitalization Growth Portfolio, a series of The Target Portfolio Trust, incorporated by reference herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm.”

New York, New York
December 18, 2014